UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2012

O’CHARLEY’S INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-18629

Tennessee	62-1192475
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3038 Sidco Drive

Nashville, Tennessee 37204

(Address of principal executive offices, including zip code)

(615) 256-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The Merger Agreement

On February 5, 2012, O’Charley’s Inc., a Tennessee corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fidelity National Financial, Inc., a Delaware corporation (“Parent”), and Fred Merger Sub Inc., a Tennessee corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”).

The Offer and the Merger

Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Merger Sub will commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, no par value per share, of the Company (“Company Common Stock”) at a purchase price of $9.85 per share, net to the seller thereof in cash (the “Offer Price”), without interest and subject to any required withholding of taxes. The Merger Agreement provides that the Offer will commence within 15 business days after February 5, 2012. The Merger Agreement provides that the initial offer period of the Offer will expire on April 2, 2012, subject to certain extension rights and obligations set forth in the Merger Agreement, provided that the expiration date of the Offer may not be extended beyond June 4, 2012. The date of payment for shares of Company Common Stock accepted for payment pursuant to and subject to the Offer conditions is referred to as the “Offer Closing.”

The Merger Agreement provides that after the Offer Closing and subject to statutory waiting periods and the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and the Company will become an indirect, wholly-owned subsidiary of Parent. In the Merger, each outstanding share of Company Common Stock that was not tendered pursuant to the Offer, other than shares of Company Common Stock owned by the Company, Parent or Merger Sub or by a wholly-owned subsidiary of the Company or Parent, will be converted into the right to receive cash in an amount equal to the Offer Price, subject to any required withholding of taxes and without interest. The closing of the Merger is subject to approval of the Merger by the holders of a majority of the Company Common Stock; however, if Merger Sub holds at least 90% of the outstanding Company Common Stock immediately prior to the Merger, Merger Sub may effect the Merger as a short-form merger pursuant to Section 48-21-105 of the Tennessee Business Corporation Act, without additional approval by the Company’s shareholders. Otherwise, the Company would hold a special shareholders’ meeting to obtain shareholder approval of the Merger. The Merger is also conditioned upon the absence of certain legal restraints and the acceptance of payment by Merger Sub of all the shares of Company Common Stock validly tendered pursuant to the Offer.

Offer Conditions and Closing Conditions

The obligation of Merger Sub to purchase shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other antitrust laws, (ii) the absence of any law or order preventing the consummation of the Offer, the Merger or the exercise of the Top-Up Option (discussed below), (iii) subject to certain exceptions, the accuracy of the Company’s representations and warranties, (iv) the Company’s compliance in all material respects with its obligations under the Merger Agreement, (v) the absence of a material adverse effect on the Company and (vi) the Merger Agreement not being terminated in accordance with its terms. Furthermore, it is a condition to Merger Sub’s obligation to purchase the shares tendered in the Offer that the number of the outstanding shares of Company Common Stock that have been validly tendered and not validly withdrawn, together with any shares of Company Common Stock then owned by Parent and its affiliates, equals at least a majority of the Company Common Stock outstanding as of the expiration of the Offer on a fully-diluted basis.

Top-Up Option

The Company has also granted to Parent and/or Merger Sub an irrevocable right (the “Top-Up Option”), which Merger Sub may exercise following consummation of the Offer, if necessary, to purchase from the Company, at a price per share equal to the Offer Price, up to that number of newly issued shares of Company Common Stock (the “Top-Up Shares”) that, when added to the number of shares of Company Common Stock owned by Parent (or any of its subsidiaries) or Merger Sub at the time of exercise of the Top-Up Option, would constitute one share more than 90% of the shares of Company Common Stock then outstanding on a fully-diluted basis after giving effect to the issuance of the Top-Up Shares; provided, however, that the Top-Up Option may not be exercised (i) if the number of shares of Company Common Stock subject to the Top-Up Option exceeds the number of authorized and unissued shares of Company Common Stock available for issuance, (ii) if any restraint or law prohibits the exercise of the Top-Up Option or the delivery of the Top-Up Shares; (iii) unless the Offer Closing shall have occurred and (iv) unless, immediately after such exercise, Merger Sub would own more than 90% of the Company Common Stock then outstanding. If Parent, Merger Sub and any of their respective affiliates acquire at least 90% of the outstanding shares of Company Common Stock, including through exercise of the Top-Up Option, Merger Sub will complete the Merger through the “short-form” procedures described above available under Tennessee law.

Directors

Effective upon the Offer Closing and from time to time thereafter, pursuant to the Merger Agreement, Parent shall be entitled to designate the number of directors on the Company’s board of directors equal to the product of (i) the total number of directors on the Company’s board of directors, and (ii) the percentage that the number of shares of Company Common Stock owned directly or indirectly by Parent immediately following the Offer Closing represents out of the total number of shares of Company Common Stock outstanding; provided, however, that prior to the effective time of the Merger the Company’s board of directors shall always have at least three members of the Company’s board of directors who were members of the Company’s board of directors as of the effective date of the Merger Agreement (“Continuing Directors”) and until the effective time of the Merger, the approval of a majority of the Continuing Directors shall be required to authorize the Company to, among other things: (i) amend, modify, supplement or terminate the Merger Agreement, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under the Merger Agreement, (iii) waive or exercise any of the Company’s rights under this Agreement, (iv) waive any condition to the Company’s obligations under the Merger Agreement, (v) amend the Company’s charter or bylaws, (vi) authorize any agreement between the Company, or its subsidiaries, on the one hand, and Parent, Merger Sub or their affiliates, on the other hand, that is effective before the effective time of the Merger or (vii) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to the Merger Agreement or the transactions contemplated thereby.

Representations and Warranties; Covenants

The Company has made customary representations and warranties to Parent and Merger Sub in the Merger Agreement. The Company has also agreed to customary covenants, including, among other things, covenants (i) to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the closing of the Merger, and (ii) if required by law, to cause a meeting of the Company’s shareholders to be held to consider the adoption of the Merger Agreement. Each of Parent and Merger Sub has made customary representations and warranties to the Company in the Merger Agreement. In addition, the Merger Agreement contains customary covenants of Parent and Merger Sub.

Go-Shop Period

The Company is permitted to solicit inquiries or engage in discussions with third parties relating to “acquisition proposals” (as defined in the Merger Agreement) for a 30-day “go-shop” period after signing of the Merger Agreement and with certain parties who make written competing proposals during the “go-shop” period (the “Excluded Party”). After such period, the Company may not solicit or initiate discussions with third parties regarding other proposals to acquire the Company and has agreed to certain restrictions on its ability to respond to such proposals, subject to the fulfillment of certain fiduciary duties of the Company’s board of directors. The Company must give Parent three business days notice (whether during or after the “go-shop” period) before the Board of Directors of the Company is permitted to change its recommendation or terminate the Merger Agreement to accept a “superior proposal” (as defined in the Merger Agreement).

Termination; Termination Fees and Parent Expenses

The Merger Agreement contains certain termination rights for both the Company and Parent, including, among others, if the Merger is not consummated on or before June 4, 2012. Upon termination of the Merger Agreement under specified circumstances, including a termination by the Company to enter into an agreement for an alternative transaction pursuant to a “superior proposal,” the Company has agreed to pay Parent a termination fee of $6.74 million. The Merger Agreement requires the Company to pay a reduced termination fee of $3.37 million if the Company terminates the Merger Agreement to enter into an agreement with respect to a “superior proposal” either prior to the end of the “go-shop” period or with an Excluded Party prior to the Offer Closing. In addition, under certain circumstances and subject to limitations, the Company will be required to reimburse certain of Parent’s expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, but any such expense reimbursement will be offset against the payment of the termination fee, if required.

Support Agreement

Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Parent entering into the Merger Agreement, shares owned or controlled by Crescendo Partners II, L.P., Series Z, Crescendo Partners III, L.P., Arnaud Ajdler and Gregory Monahan (the “Supporting Shareholders”) are subject to a Tender and Support Agreement with Parent and Merger Sub (the “Support Agreement”). Pursuant to the Support Agreement, each Supporting Shareholder has agreed, among other things: (i) to tender in the Offer all of such shareholder’s Company Common Stock; and (ii) that, in the event a vote of the Company’s shareholders is required in furtherance of the Merger Agreement or the transactions contemplated thereby, including the Merger, such shareholder will vote all of such shareholder’s Company Common Stock (to the extent any such Company Common Stock is not purchased in the Offer) in favor of the approval of the Merger and the adoption of the Merger Agreement and against any proposal inconsistent therewith. The Support Agreement will automatically terminate upon the termination of the Merger Agreement in accordance with its terms.

The Company Common Stock currently owned by the Supporting Shareholders represents in the aggregate approximately 10% of the currently outstanding Company Common Stock. A copy of the Support Agreement is filed herewith as Exhibit 2.2 and is incorporated by reference herein. The description of certain terms of the Support Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the Support Agreement.

Summary Disclaimer

This summary of the principal terms of the Merger Agreement and the copy of the Merger Agreement filed as an exhibit to this Form 8-K are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the Securities and Exchange Commission. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company. The foregoing description of the Offer, Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated into this report by reference.

A copy of the Merger Agreement is provided with this report solely to inform investors of its terms. The Merger Agreement contains representations and warranties by the Company, on the one hand, and by Parent and Merger Sub, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by certain disclosures not contained in the Merger Agreement that modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders or may have been used for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand. Accordingly, investors should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company, Parent or Merger Sub at the time they were made or otherwise.

Material Relationships

The Company knows of no material relationship between the Company and Parent or Merger Sub other than with respect to the Merger Agreement, the Support Agreement and the following:

(i) As of February 3, 2012, Parent and/or its affiliates own 2,079,542 shares of Company Common Stock, representing approximately 9.5% of the outstanding Company Common Stock.

(ii) The Company and Parent are parties to a confidentiality and standstill agreement related to the Company’s sale process.

Notice to Investors

The tender offer for the outstanding common stock of the Company referred to in this Form 8-K has not yet commenced. This Form 8-K is neither an offer to purchase nor a solicitation of an offer to sell any securities. At the time the Offer is commenced, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the Securities and Exchange Commission, and thereafter the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer. These materials will contain important information that should be read carefully and considered before any decision is made with respect to the Offer. These materials will be sent free of charge to all shareholders of record of the Company when available. In addition, these materials (and all other materials filed by the Company with the Securities and Exchange Commission) will be available at no charge from the Securities and Exchange Commission through its website at www.sec.gov. Free copies of these materials may also be obtained from the Company’s website at www.ocharleysinc.com by clicking on the “Investor Relations” tab or by directing a request to O’Charley’s Inc. at 3038 Sidco Drive, Nashville, Tennessee 37204 Attn: Investor Relations or by calling R. Jeffrey Williams, the Company’s Chief Financial Officer, at (615) 782-8982.

Statement on Cautionary Factors

This Form 8-K contains forward-looking statements relating to the potential acquisition of O’Charley’s Inc. by Fidelity National Financial, Inc. and its affiliates, including the expected date of closing of the acquisition and the potential benefits of the transaction. These statements are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The actual results of the transaction could vary materially as a result of a number of factors, including: uncertainties as to how many of the Company’s shareholders will tender their stock in the offer; the possibility that competing offers will be made; the effects of disruptions from the transaction; the risk of shareholder litigation in connection with the transaction and any related significant costs of defense, indemnification and liability; and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those set forth in the reports that the Company files from time to time with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended December 26, 2010 and quarterly and current reports on Form 10-Q and 8-K, as well as the solicitation/recommendation statement on Schedule 14D-9 to be filed by the Company. These forward-looking statements reflect the Company’s expectations as of the date of this Form 8-K. The Company undertakes no obligation to update the information provided herein.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the Company’s entry into the Merger Agreement, the Company granted to Merger Sub the Top-Up Option, which under certain circumstances would permit Merger Sub to purchase from the Company, at a price per share equal to the Offer Price, up to that number of newly issued shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent (or any of its subsidiaries) or Merger Sub at the time of exercise of the Top-Up Option, would constitute one share more than 90% of the shares of Company Common Stock then outstanding on a fully-diluted basis after giving effect to the issuance of the Top-Up Shares; provided, however, that the Top-Up Option may not be exercised (i) if the number of shares of Company Common Stock subject to the Top-Up Option exceeds the number of authorized and unissued shares of Company Common Stock available for issuance, (ii) if any restraint or law prohibits the exercise of the Top-Up Option or the delivery of the Top-Up Shares; (iii) unless the Offer Closing shall have occurred and (iv) unless, immediately after such exercise, Merger Sub would own more than 90% of the Company Common Stock then outstanding.

Item 7.01	Regulation FD Disclosure.

On February 6, 2012, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Agreement and Plan of Merger, dated February 5, 2012, among Fidelity National Financial, Inc., Fred Merger Sub Inc. and O’Charley’s Inc.*

2.2	Tender and Support Agreement, dated February 5, 2012, by and among Fidelity National Financial, Inc., Fred Merger Sub Inc., Crescendo Partners II, L.P., Series Z, Crescendo Partners III, L.P., Arnaud Ajdler and Gregory Monahan.

99.1	Press Release issued February 6, 2012.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O’CHARLEY’S INC.

By:	/s/ R. Jeffrey Williams
R. Jeffrey Williams
Chief Financial Officer and Treasurer

Date: February 6, 2012

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated February 5, 2012, among Fidelity National Financial, Inc., Fred Merger Sub Inc. and O’Charley’s Inc.*

2.2	Tender and Support Agreement, dated February 5, 2012, by and among Fidelity National Financial, Inc., Fred Merger Sub Inc., Crescendo Partners II, L.P., Series Z, Crescendo Partners III, L.P., Arnaud Ajdler and Gregory Monahan.

99.1	Press Release issued February 6, 2012.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon request.